                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                  ARTICLE ONE

     Doskocil Manufacturing Company, Inc. (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (the "TBCA"), hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  ARTICLE TWO

          The name of the Corporation is Doskocil Manufacturing Company, Inc.

                                 ARTICLE THREE

     The Articles of Incorporation of the Corporation are hereby amended by these Amended and Restated Articles of Incorporation as follows: (i) current
Article 1 is redesignated as Article I below; (ii) current Article 2 is amended in its entirety to read as set forth in Article III below; (ii) current Article 3 is amended in its entirety to read as set forth in Article V below; (iv) current Article 4 is amended in its entirety to read as set forth in Article IV below so as to increase the number of authorized shares of Common Stock, to authorize the issuance of Preferred Stock and to create a series of Preferred Stock; (v) current Article 5 is redesignated as Article V below; (vi) current
Article 6 is amended in its entirety to read as set forth in Article II below to change the name and address of the registered agent and registered office; (vii) current Article 7 is amended in its entirety to read as set forth in Article XII below to list the names and addresses of the directors of the Corporation;
(viii) current Article 8 naming the incorporator is deleted; and (ix) Articles VI, VII, VIII, IX, X and XI set forth below have been added as new provisions.

                                 ARTICLE FOUR

     Each such amendment made by these Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA and these Amended and Restated Articles of Incorporation and each amendment effected hereby was duly adopted by the shareholders of the Corporation on the 27th day of June, 1997.

                                 ARTICLE FIVE

     The number of shares of the Corporation outstanding at the time of such adoption was 5,998,900 shares of Common Stock and the number of shares entitled to vote on the Amended and Restated Articles of Incorporation was 5,998,900 shares of Common Stock. All of the shareholders have signed a written consent to the adoption of such Amended and Restated Articles of Incorporation pursuant to Article 9.10 of the TBCA and any written notice required by Article 9.10 has been given.

                                  ARTICLE SIX

     The Articles of Incorporation of the Corporation and all amendments thereto are hereby superseded by the following Amended and Restated Articles of Incorporation, which accurately copy the entire text thereof and as amended as set forth above:

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                     DOSKOCIL MANUFACTURING COMPANY, INC.

                                   ARTICLE I

     The name of the Corporation is Doskocil Manufacturing Company, Inc.

                                  ARTICLE II
                          REGISTERED AGENT AND OFFICE

     The registered office of the Corporation in the State of Texas is located at 4209 Barnett, Arlington, Texas 76017. The name of the registered agent of the Corporation at such address is Donald J. Fritschen.

                                  ARTICLE III
                             PURPOSE AND EXISTENCE

     The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the Texas Business Corporation Act ("TBCA"). The Corporation will have perpetual existence.

                                  ARTICLE IV
                                    SHARES

     The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of capital stock which the Corporation shall have authority to issue is 30,000,000 shares, 15,000,000 shares of which shall be Preferred Stock, no par value per share, and 15,000,000 shares of which shall be Common Stock, no par value per share.

     The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

     A.   PROVISIONS RELATING TO THE PREFERRED STOCK.

     1. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.

     2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          (i) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, unless otherwise provided by law, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other series of stock;

          (ii) the number of shares to constitute the series and the distinctive designations thereof;

          (iii) the preferences, and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

          (iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          (v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          (vi) the dividend rate or amount, if any, for the shares of such series, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

          (vii) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (viii) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          (ix) such other special rights and protective provisions with respect to any series, and the qualification, limitations or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof as may to the Board of Directors seem advisable.

     3. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series, but not below the number of shares then outstanding, by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

                         IA.  SERIES A PREFERRED STOCK

          1.1  Designations.  The initial series of Preferred Stock shall be
               ------------
designated "Series A Preferred Stock" ("Series A Preferred Stock").

          2.1  Number of Shares.  The number of shares constituting the Series A
               ----------------
Preferred Stock shall be 1,530,674 shares.


          3.1  Conversion and Sale Price.  The term "Conversion Price" as used
               -------------------------
herein shall mean the price per share at which the Series A Preferred Stock is convertible into Common Stock, initially equal to the Sale Price (as defined), and adjusted as provided herein. The term "Sale Price" shall mean the price per share at which the Preferred Stock is originally to be issued, equal to $15.02607 in the case of all shares of Series A Preferred Stock.

          4.1  Dividends.  Subject to (i) applicable provisions of the TBCA,
               ---------
(ii) the rights of any series of Preferred Stock which may from time to time come into existence, and (iii) any loan covenant or other provision for the benefit of the holders of Corporation's indebtedness for borrowed money, the holders of the Series A Preferred Stock shall be entitled to an annual cash dividend of $1.502607 per share (as adjusted for subsequent stock dividends, stock splits or recapitalizations of the Series A Preferred Stock) payable on an annual basis commencing July 1, 1998. Such dividends shall accrue on each outstanding share of Series A Preferred Stock commencing on the date of issuance thereof, whether or not earned or declared. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, then subject to the rights of any series of Preferred Stock which may from time to time come into existence, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Subject to (i) applicable provisions of the TBCA, (ii) the rights of any series of Preferred Stock which may from time to time come into existence, and (iii) any loan covenant or other provision for the benefit of the holders of the Corporation's indebtedness for borrowed money, any unpaid accumulated dividends on the Series A Preferred Stock at the time of conversion of shares of Series A Preferred Stock shall either be paid to the holders of such shares of Series A Preferred Stock or remain an accrued but unpaid dividend until paid.

          4.2  Liquidation.  In the event of any liquidation, dissolution or
               -----------
winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to share ratably with the holders of Common Stock in the assets of the Corporation after assuming for such purposes that, whether or not the Series A Preferred Stock is then convertible, all then outstanding shares of the Series A Preferred Stock had been converted into shares of Common Stock. If no shares of Common Stock are outstanding at the time of such distribution, the holders of the Series A Preferred Stock shall be entitled to receive, ratably (assuming conversion of all shares of Series A Preferred Stock to Common Stock), all assets of the Corporation. A merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person shall not be deemed a liquidation, dissolution or winding up of the Corporation; provided that, in the case of a merger or consolidation, the Corporation is the survivor or, in the event that the Corporation is not the survivor, the Series A Preferred Stock is converted into shares of preferred stock of the surviving corporation with substantially the same rights, preferences and privileges as the Series A Preferred Stock.

          4.3  Conversion Rights.  Each share of Series A Preferred Stock shall,
               -----------------
at the option of the holder, be convertible into shares of Common Stock at the then effective Conversion Price concurrent with or following the consummation of the closing of a merger or acquisition of another company engaged principally in supplying products to the pet industry with annual revenues in excess of $25 million.

          4.4  Conversion Procedure.
               --------------------

          (a) Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the shares of the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of the Series A Preferred Stock, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled, as aforesaid, together with cash in lieu of any accrued but unpaid dividend or any fraction of a share as hereinafter provided in Section 4.4(i). Such conversion shall be deemed to have been made as of the date of such surrender of the shares of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

          (b)  Adjustment for Stock Splits and Combinations.  If the Corporation
               --------------------------------------------
     shall at any time after the filing with the Secretary of State of this Amended and Restated Articles of Corporation (the "Filing Date") effect a subdivision or combination of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately decreased or increased. Any adjustment under this subsection shall become effective at the close of business on the effective date of the subdivision or combination.

          (c)  Adjustment for Certain Dividends and Distributions.  If the
               --------------------------------------------------
     Corporation at any time after the Filing Date shall issue additional shares of Common Stock, by reason of the declaration or payment of a dividend or other distribution on the Common Stock payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

          (d)  Adjustments for Other Dividends and Distributions.  If the
               -------------------------------------------------
     Corporation at any time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under Section 4.4 with respect to the rights of the holders of the Series A Preferred Stock.

          (e)  Adjustment for Reclassification, Exchange or Substitution. If the
               ---------------------------------------------------------
     Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, by capital reorganization, involving exchange, substitution, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for below), then the holder of each share of Series A Preferred Stock shall have the right thereafter to convert each such share into the same kind and amount of shares of stock and other securities and property receivable upon such exchange, reclassification or other change, as a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such substitution, reclassification or other change, all subject to further adjustment as provided herein.

          (f)  Reorganization, Merger, Consolidation or Sale of Assets.  If at
               -------------------------------------------------------
     any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale.

          (g)  Minimum Adjustment.  No adjustment of the Conversion Price shall
               ------------------
     be made in an amount less than $0.001, but any such lesser adjustments shall be carried forward and shall be made at the time together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.001 or more.

          (h)  Certificate of Adjustment. Upon the occurrence of each adjustment
               -------------------------
     or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4.4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock, as applicable, a certificate, signed by the Chairman of the Board, the President or the Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

          (i)  Fractional Shares.  No fractional shares of Common Stock shall be
               -----------------
     issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined reasonably and in good faith by the Board.

          (j)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
     shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the TBCA, use its best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock at the time outstanding.

          (k)  Payment of Taxes.  The Corporation shall pay any and all issuance
               ----------------
     and other taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax.

          (l)  No Impairment.  The Corporation will not, by amendment of its
               -------------
     Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          4.5  Redemption.  Subject to (i) applicable provisions of the TBCA,
               ----------
(ii) the rights of any series of Preferred Stock which may from time to time come into existence, and (iii) any loan covenant or other provision for the benefit of the holders of Corporation indebtedness for borrowed money, the Corporation may at any time, upon 10 days notice to the holders of the then outstanding shares of Series A Preferred Stock, require redemption hereunder of all (but not less than all without the consent of holders electing not to have their shares of Series A Preferred Stock redeemed) of the then outstanding shares of Series A Preferred Stock. Any such redemption shall be at the Sale Price of the Series A Preferred Stock to be redeemed plus all accrued but unpaid dividends on the shares of Preferred Stock to be redeemed. The redemption procedure shall be as set forth in this Section 4.5.

          (a)  Redemption Procedure.  The Corporation may initiate redemption of
               --------------------
     the Series A Preferred Stock in accordance with this Section 4.5, by mailing written notice (the "Redemption Notice"), postage prepaid, to the holders of the then outstanding shares of Series A Preferred Stock at least 10 days but not more that 60 days prior to the date fixed by the Corporation for redemption (the "Redemption Date"). The Redemption Notice shall state: (A) the number of shares of Series A Preferred Stock held by the holders, (B) the Redemption Date and the total Redemption Price, and
     (C) that the Corporation will require such holders to surrender to the Corporation, in the manner and at the place designated by the Corporation, the certificate or certificates representing the shares. This notice provision may be waived by any holder of Series A Preferred Stock with respect to the shares held by that holder.

          (b)  Notice of Redemption.  The Notice of Redemption shall notify all
               --------------------
     holders of Preferred Stock that on or before the Redemption Date, each holder of Series A Preferred Stock shall surrender its certificate or certificates representing its shares of Series A Preferred Stock to the Corporation, in the manner and at the place designated in the notice from the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled.

          (c)  Payment.  On the Redemption Date, the Corporation shall pay by
               -------
     wire transfer the Redemption Price to the respective holders upon the surrender of their share certificates.

          4.6  Voting Rights of Series A Preferred Stock.  The holders of Series
               -----------------------------------------
A Preferred Stock shall not be entitled to vote their shares on any matters submitted to a vote of holders of Common Stock, except those matters required by law to be submitted to a class vote.

          4.7  Status of Converted Stock.  In case any shares of Series A
               -------------------------
Preferred Stock shall be converted pursuant to Section 4.3 hereof, the shares so converted shall assume the status of authorized but undesignated and unissued shares of Series A Preferred Stock.

          4.8  Notices.  Any notice required herein except as otherwise
               -------
specifically provided herein, to be given to the holders of shares of Series A Preferred Stock shall be in writing and may be delivered by personal service, sent by overnight professional courier service, sent by telegraph or cable or sent by United States registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of the Corporation. If sent by telegraph or cable, a confirmed copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third business day after the date of mailing, whichever is earlier in time.

          4.9  Consent for Certain Repurchases of Common Stock Deemed to be
               ------------------------------------------------------------
Distributions.  Each holder of Series A Preferred Stock shall be deemed to have
-------------
consented, for purposes of any applicable laws concerning corporate governance, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

                                   ARTICLE V
                           COMMENCEMENT OF BUSINESS

     The Corporation will not commence business until it has received for the issuance of its shares consideration for the value of $1,000 consisting of money, labor done, or property actually received.

                                   ARTICLE VI
                          DENIAL OF PREEMPTIVE RIGHTS

     The statutory right of a shareholder to exercise preemptive rights to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied.

                                  ARTICLE VII
                              NONCUMULATIVE VOTING

     Directors shall be elected by majority vote of the holders of Common Stock. No shareholder of the Corporation shall have the right to cumulate his or her votes in the election of directors.

                                 ARTICLE VIII
                             POWER TO AMEND BYLAWS

     Without limiting the power of the shareholders of the Corporation to amend or repeal the Corporation's Bylaws or to adopt new Bylaws, the Board of Directors shall have the power to amend or repeal the Corporation's Bylaws and to adopt new Bylaws.

                                  ARTICLE IX
                                INDEMNIFICATION

     The Corporation shall indemnify every Director and officer of the Corporation against and reimburse and advance to every Director and officer for, all liabilities, costs and expenses incurred in connection with such directorship or office and any actions taken or omitted in such capacity to the greatest extent permitted under the TBCA and other applicable laws at the time of such indemnification, reimbursement or advance payment.

                                   ARTICLE X
                             LIABILITY OF DIRECTORS

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;
(ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

                                   ARTICLE XI
                   ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Any action required by the TBCA to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing , setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were presented and voted.

                                  ARTICLE XII
                                   DIRECTORS

     The number of directors constituting the Board of Directors is two and the name and address of the persons who are to serve as directors until the next annual meeting of the shareholders, or until his or her successor or successors are elected and qualified are:

               Benjamin L. Doskocil, Sr.
               c/o Doskocil Manufacturing Company, Inc.
               4209 Barnett
               Arlington, Texas 76017

               Mary Frances Doskocil
               c/o Doskocil Manufacturing Company, Inc.
               4209 Barnett
               Arlington, Texas 76017

     The number of directors may hereafter be increased or decreased as provided in the Bylaws of the Corporation.

     IN WITNESS WHEREOF, and in accordance with Article 4.07D of the TBCA, the undersigned has executed these Amended and Restated Articles of Incorporation on this 30th day of June, 1997.



                               /s/ BENJAMIN L. DOSKOCIL, SR.
                              ------------------------------------
                              Benjamin L. Doskocil, Sr., President

                         [LOGO OF THE STATE OF TEXAS]

                              The State of Texas

                              SECRETARY OF STATE

                           CERTIFICATE OF AMENDMENT
                                      OF

                      DOSKOCIL MANUFACTURING COMPANY, INC.

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Amendment for the above named entity have been received in this office and are found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Amendment.

Dated:      September 11, 1997

Effective:  September 11, 1997



[SEAL OF THE STATE OF TEXAS]                /s/ ANTONIO O. GARZA, JR.
                                            ------------------------
                                            Antonio O. Garza, Jr.
                                            Secretary of State

                                                    ----------------------------
                                                               FILED
                                                       In the Office of the
                                                    Secretary of State of Texas

                                                            SEP 11 1997

                                                        Corporations Section
                                                    ----------------------------



                             ARTICLES OF AMENDMENT
                          OF THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                     DOSKOCIL MANUFACTURING COMPANY, INC.


                                  ARTICLE ONE
                                  -----------

     DOSKOCIL MANUFACTURING COMPANY, INC. (the "Corporation"), pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, hereby amends its Articles of Incorporation as set forth in these Articles of Amendment.


                                  ARTICLE TWO
                                  -----------

     The name of the Corporation is Doskocil Manufacturing Company, Inc.


                                 ARTICLE THREE
                                 -------------

     The following provision of the original Amended and Restated Articles of Incorporation of the Corporation has been amended as set forth in detail below.

     The first two sentences of Article IV are amended in their entirety to read as follows:


                                  ARTICLE IV
                                  ----------

          The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of capital stock which the Corporation shall have authority to issue is 40,000,000 shares, 25,000,000 shares of which shall be Preferred Stock, no par value per share, and 15,000,000 shares of which shall be Common Stock, no par value per share.


                                 ARTICLE FOUR
                                 ------------

     The above described amendment was adopted by the unanimous written consent of the directors and shareholders of the Corporation effective September 9, 1997. The number of shares of Common Stock outstanding on September 9, 1997 was 1,331,021, and the number of shares of Common Stock entitled to vote on the amendments to the Articles of Incorporation was 1,331,021. The shareholders of Series A Preferred Stock were entitled to vote as a class, and the number of shares of Series A Preferred Stock outstanding on September 9, 1997 was 1,530,674. The shareholders signed a unanimous written consent approving the adoption of such amendment to the Articles of Incorporation pursuant to Article 9.10 of the TBCA and any written notice required by Article 9.09 of the TBCA has been given or waived.

        The undersigned President of the Corporation hereby executes these Articles of Amendment on behalf of the Corporation effective as of September 11, 1997.

                        DOSKOCIL MANUFACTURING COMPANY, INC.

                        /s/ LARRY E. REMBOLD
                        ------------------------------------
                        Larry E. Rembold
                        President

                         [LOGO OF THE STATE OF TEXAS]

                              The State of Texas

                              SECRETARY OF STATE

        IT IS HEREBY CERTIFIED that the attached is/are true and correct copies of the following described document(s) on file in this office:

                     DOSKOCIL MANUFACTURING COMPANY, INC.

STATEMENT OF DESIGNATION                                    SEPTEMBER 18, 1997









[SEAL OF THE STATE OF TEXAS]   IN TESTIMONY WHEREOF, I have hereunto signed my
                               name officially and caused to be impressed hereon the Seal of State at my office in the City of Austin, on September 19, 1997.

                                        /s/ ANTONIO O. GARZA, JR.
                                        ------------------------------
                                        Antonio O. Garza, Jr.
                                        Secretary of State

                    DOSKOCIL MANUFACTURING COMPANY, INC.
                              A TEXAS CORPORATION

                          STATEMENT OF DESTINATION
                                      OF
                     SERIES B AND SERIES C PREFERRED STOCK

         The undersigned, Larry E. Rembold, President and Chief Executive Officer of Doskocil Manufacturing Company, Inc., a corporation organized and existing under and by virtue of the Texas Business Corporation Act, in accordance with the provisions of Article 2.13 thereof, hereby certifies as follows:

         FIRST: The name of the corporation is Doskocil Manufacturing Company, Inc. (the "CORPORATION").

         SECOND: Pursuant to the authority vested in the Board of Directors of the corporation by Article IV of the Corporation's Articles of Incorporation, as amended and restated on July 1, 1997, and as further amended by a Certificate of Amendment on September 11, 1997, the Board of Directors of the Corporation duly adopted a resolution establishing two series of preferred stock of the Corporation out of the authorized but unissued shares of the capital stock of the Corporation and designating such series as Series B Preferred Stock (the "SERIES B PREFERRED STOCK") consisting of 10,224,255 shares, no par value, and Series C Preferred Stock (the "SERIES C PREFERRED STOCK") consisting of 11,841,280 shares, no par value.

         THIRD: The following is a true and correct copy of the preferences and relative and other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock and Series C Preferred Stock as approved pursuant to the foregoing resolution:

                          I. SERIES B PREFERRED STOCK
          The rights, preferences, privileges and restrictions granted to and imposed upon the Series B Preferred Stock are as set forth below:

          1.1   Designation. The secondary series of the Corporation Preferred
                ------------
Stock shall be designated "SERIES B PREFERRED STOCK."

          1.2   Number of Shares. The number of shares constituting the
                -----------------
Series B Preferred Stock shall be 10,224,255 shares.

         1.3  Dividend Provisions.
              --------------------

         (a) Subject to (i) the rights of the Series A Preferred Stock and any series of Preferred Stock which may from time to time come into existence, other than the Series C Preferred Stock, and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt (as defined herein), the holders of shares of Series B Preferred shall be entitled to receive cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of this corporation, at the rate of $0.10 per share of Series B Preferred Stock (as adjusted for subsequent stock dividends, stock splits or recapitalizations of the Series B Preferred Stock), per annum payable annually on March 1 of each year beginning March 1, 1998. The amount of accrued but unpaid dividends on each share of the Series B Preferred Stock shall, as of September 19, 1997, be deemed to be $0.2118 (referred to herein as the "CURRENT UNPAID SERIES B DIVIDENDS"). Dividends on the Series B Preferred Stock shall accrue, whether or not declared, and such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, subject to the rights of Series A Preferred Stock and any series of Preferred Stock, other than the Series C Preferred Stock, which may from time to time come into existence, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Except as provided in subsection (b) below, any accumulation of dividends on the Series B Preferred Stock shall not bear interest.

         "SENIOR DEBT" shall mean all principal of, premium and interest (including, without limitation, any interest which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of this corporation (whether or not such interest is allowed or allowable as a claim in such case, proceeding or other action)) on any indebtedness created, incurred, assumed or guaranteed by this corporation and its subsidiaries (present or future), whether now existing or hereafter arising, due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, under any working capital or other credit agreement or facility with a lender, any debt issued to the public pursuant to a private placement or registration statement filed with and declared effective by the Securities and Exchange Commission, any debt incurred in connection with any past or future acquisitions by this corporation and its subsidiaries (present and future), and any sale/leaseback financing on equipment or real property of this corporation or its subsidiaries (present and future).

         (b) The holders of Series B Preferred Stock shall be entitled to additional dividends on the Current Unpaid Series B Dividends and, if, on any dividend payment date, the holders of Series B Preferred Stock shall not have received the full annual dividend provided for herein (the "UNPAID DIVIDEND"), then the holders of Series B Preferred Stock shall also be entitled to additional dividends on such Unpaid Dividends (collectively, the "ADDITIONAL DIVIDENDS"). Additional Dividends shall also be cumulative and shall accrue at the same rate as dividends are then accruing on the Series B Preferred Stock, whether or not declared, for each succeeding dividend period during which accumulated annual dividends, or Additional Dividends thereon, shall remain unpaid.

   1.4  Liquidation Preference
        ----------------------

   (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to (i) the rights of any series of Preferred Stock (other than the Series A and Series C Preferred Stock) which may from time to time come into existence and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, an amount per share equal to the sum of the Series B Redemption Price (as defined in Section 1.6 herein). If upon the occurrence of such event, the assets and funds to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence (other than the Series A and Series C Preferred Stock), the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. Written notice of the liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payment and place where the amount distributable shall be payable, shall be given by mail), postage prepaid, not less than fifteen (15) days prior to the payment dated stated therein, to each holder of record of the Series B Preferred Stock, such notice to be addressed to each such holder at his or its post office address as shown by the records of this corporation.

   (b) Upon the completion of (i) the distributions to the holders of Series B Preferred Stock required by Section 1.4(a), (ii) the distributions to the holders of Series C Preferred Stock required by 2.4(a) and (iii) any other distribution that may be required with respect to any series of Preferred Stock that exists or may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation (based on the number of shares of Common Stock held by each), shall receive all of the remaining assets of this corporation.

   1.5  Exchange and Replacement of Certificates.
        ----------------------------------------

   (a) This corporation shall keep at its principal office (or such other place as this corporation reasonably designates) a register for the registration of shares of Series B Preferred Stock. Upon the surrender of any certificates representing shares of Series B Preferred Stock at such place, this corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate (and this corporation forthwith shall cancel such surrendered certificate), subject to the requirements of all applicable securities laws and the Securityholders Agreement. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrender certificates or any issuance tax in respect thereof or other costs incurred by this corporation in connection with such issuance; provided, that this corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the surrendered certificate.

          (b) Upon receipt of evidence reasonably satisfactory to this corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to this corporation, or in the case of any such mutilation, upon surrender of such certificate, this corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate dated the date of such lost, stolen, destroyed or mutilated certificate. The term "outstanding" when used in this Article is referenced to shares of the Series B Preferred Stock as of any particular time and shall not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by this corporation in accordance with this provision but shall include instead those shares represented by such new certificate.

          1.6  Redemption
               ----------

          (a) Subject to (i) the rights of any series of Preferred Stock which may from time to time come into existence, other than the Series A and Series C Preferred Stock and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, this corporation shall redeem, from any source of funds legally available therefor, the Series B Preferred Stock in four (4) annual installments beginning on March 1, 1998 and continuing thereafter on each subsequent March 1 (each a "SERIES B REDEMPTION DATE") until March l, 2001, whereupon the remaining Series B Preferred Stock outstanding shall be redeemed. This corporation shall effect such redemptions on the applicable Series B Redemption Dates by paying in cash in exchange for shares of Series B Preferred Stock to be redeemed a sum equal to $ 1.00 per share of Series B Preferred Stock (as adjusted for any subsequent stock dividends, stock splits or recapitalizations of the Series B Preferred Stock) plus all accrued but unpaid dividends, if any, on such shares (the "SERIES B REDEMPTION PRICE"). The number of shares of Series B Preferred Stock that this corporation shall be required under this subsection 1.6(a) to redeem on (i) the first Series B Redemption Date shall be 33.32% of the number of shares of Series B Preferred Stock originally issued (less any shares of Series B Preferred Stock reacquired by this corporation (other than pursuant to this subsection 1.6(a)) subsequent to the immediately preceding Redemption Date, (ii) each of the second and third Series B Redemption Dates shall be 16 2/3% of the number of shares of Series B Preferred Stock originally issued (less any shares of Series B Preferred Stock reacquired by the corporation (other than pursuant to this subsection 1.6(a)) subsequent to the immediately preceding Redemption Date and (iii) the final Series B Redemption Date shall be the total number of shares of Series B Preferred Stock outstanding on such date. Any redemption effected pursuant to this subsection 1.6(a) shall be made on a pro rata basis among the holders of the Series B Preferred Stock based upon the number of shares of Series B Preferred Stock then held by each such holder in proportion to the total number of shares of Series B Preferred Stock then held by all such holders.

         (b) Subject to (i) the rights of any series of Preferred Stock which may from time to time come into existence, other than the Series A and Series C Preferred Stock and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, this corporation shall redeem, from any source of funds legally available therefor, all of the then outstanding shares of the Series B Preferred Stock upon any "CORPORATION TRANSACTION," which shall mean (A) the combination of this corporation with another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of this corporation; unless this corporation's shareholders of record as
                  ------
constituted immediately prior to such combination or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. This corporation shall effect such redemptions by paying the Series B Redemption Price in cash in exchange for each share of Series B Preferred Stock to be redeemed. Any redemption effected pursuant to this subsection 1.6(b) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by such holders.

         (c) Subject to the rights of series of Preferred Stock which may from time to time come into existence, other than the Series A and Series C Preferred Stock, this corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series B Preferred Stock by paying in cash per share a sum equal to the Series B Redemption Price. Any redemption effected pursuant to this subsection 1.6(c) shall be made on a pro rata basis among the holders of the Series B Preferred Stock based upon the number of shares of Series B Preferred Stock held by each such holder in proportion to the total number of shares of Series B Preferred Stock then held by all such holders and shall be applied against the annual installments of the Series B Preferred Stock redemptions required pursuant to Section 1.6(a) hereof in the order of their maturity. In the event of any redemption pursuant to this subsection 1.6(c), at least twenty (20) but no more than sixty (60) days prior to any such redemption, written notice (the "Series B Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the date such redemption is to occur, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed.

         (d) Except as provided in this subsection 1.6(d), on or after the date of any redemption pursuant to Section 1.6 hereof, each holder of Series B Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date of mailing of the Series B Redemption Notice, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption (except the right to receive the Series B Redemption Price upon surrender of their certificate or certificates), including, without limitation, the right to receive dividends thereon, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Upon consummation of any redemption of the reissuable by this corporation. If the funds of this corporation legally available for redemption of shares of Series B Preferred Stock on the date of any mandatory redemption under Section 1.6 are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, subject to the rights of any series of Preferred Stock which may from time to time come into existence, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed on the date of any mandatory redemption shall remain outstanding and shall be entitled to all the rights and preferences provided herein, including, without limitation, accrual of dividends pursuant to Section 1.3. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series B Preferred Stock, subject to the rights of any series of Preferred Stock which may from time to time come into existence in compliance herewith, such funds will immediately be used to redeem the balance of the shares which this corporation has become so obliged to redeem but which it has not redeemed.

         1.7 Conversion. The Series B Preferred Stock shall have no rights to
             -----------
convert into any other equity security of this Corporation.

         1.8 Voting Rights. The Series B Preferred Stock shall have no voting
             --------------
rights other than those provided by law or in the Protective Provisions set forth below in Section 1.9.

         1.9 Protective Provisions
             ---------------------

         (a) So long as any shares of Series B Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent), of the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock:

                  (i) amend the corporation's Articles of Incorporation to, or otherwise, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely such shares;

                  (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series B Preferred Stock with respect to redemption, dividends or liquidation payments; or

                (iii) redeem or purchase or otherwise acquire shares of any class of stock of this corporation, directly or indirectly, other than (A) redemptions of Series B Preferred Stock pursuant to the provisions of Section
1.6 or (B) repurchases of options or capital stock issued upon exercise of options from employees, officers, directors or consultants; (in addition, if at any time there shall be either (A) accrued and unpaid dividends on any shares of Series B Preferred Stock then outstanding or (B) any redemption required by
Section 1.6 to be made of shares of Series B Preferred Stock then outstanding which has not been made, no dividends whatsoever of any kind may be paid upon, nor may any distribution of any kind be made upon any share of any class of stock of this corporation other than the Series B Preferred Stock).

         (b) If this corporation shall in any manner sub-divide by stock-split, stock dividend or otherwise) or combine (by reverse stock-split or otherwise) the outstanding shares of Series B Preferred Stock, the liquidation payment per share, the redemption price per share and the number of shares required to be redeemed on any mandatory Series B Redemption Date shall be proportionately reduced or increased, as the case may be.

                         II. SERIES C PREFERRED STOCK

         The rights, preferences, privileges and restrictions granted to and imposed on the Series C Preferred Stock are as set forth below:

         2.1  Designation. The tertiary series of the Corporation Preferred
              ------------
Stock shall be designated "SERIES C PREFERRED STOCK."

         2.2  Number of Shares. The number of shares constituting the Series C
              -----------------
Preferred Stock shall be 11,841,280 shares.

         2.3  Dividend Provisions. Subject to (i) the rights of the Series A
              -------------------
Preferred Stock and Series B Preferred Stock and the rights of any series of Preferred Stock which may from time to time come into existence, and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, the holders of shares of Series C Preferred Stock shall be entitled to receive cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock, at the rate $0.10 per share of Series C Preferred Stock (as adjusted for subsequent stock dividends, stock splits or recapitalizations of the Series C Preferred Stock), per annum payable annually on March 1 of each year beginning March l, 1998. The amount of accrued but unpaid dividends on each share of the Series C Preferred Stock shall, as of September 19, 1997, be deemed to be $0.1995 (referred to herein as the "Current Unpaid Series C Dividend"). Such dividends shall accrue on each outstanding share of Series C Preferred Stock commencing on the Closing Date, whether or not earned or declared. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall, subject to the rights of the Series B Preferred Stock and any series of Preferred Stock which may from time to time come into existence, other than the Series A Preferred Stock, first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series C Preferred Stock, including the Current Unpaid Series C Dividend, shall not bear interest.

          2.4  Liquidation Preference.
               ----------------------

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to (i) the rights of the Series B Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, other than the Series A Preferred Stock, and
 (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, an amount per share equal to the Series C Redemption Price as defined in Section 2.5(a). If upon the occurrence of such event and after payment in full of the liquidation preference of the Series B Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, other than the Series A Preferred Stock, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution after payment in full of the liquidation preference of the Series B Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, other than the Series A Preferred Stock, shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the amount of such stock owned by each such holders.

          (b) Upon the completion of (i) the distributions to the holders of the Series B Preferred Stock, (ii) the distributions to the holders of Series C Preferred Stock required by Section 2.4(a) and (iii) any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, other than the Series A Preferred Stock, if assets remain in this corporation, the holders of the Common Stock of this corporation (based on the number of shares of Common Stock held by each), shall receive all of the remaining assets of this corporation.

          2.5  Redemption.
               ----------

          (a) Provided that the Series B Preferred Stock has been redeemed in full and subject to (i) the rights of any series of Preferred Stock which may from time to time come into existence, including the Series A Preferred Stock, and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, this corporation shall redeem, from any source of funds legally available therefor, all of the then outstanding shares of the Series C Preferred Stock upon the consummation of any Corporation Transaction (as defined in Section 1.6(b)). Provided that the Series B Preferred Stock has been redeemed in full and subject to (i) the rights of any series of Preferred Stock which may from time to time come into existence, including the Series A Preferred Stock, and (ii) any loan covenant or other provision for the benefit of the holders of Senior Debt contained in any document or agreement evidencing Senior Debt, upon the consummation of an initial underwritten public offering of the Common Stock of this corporation pursuant to an effective registration statement, this corporation shall, unless otherwise consented to by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, use the net proceeds it receives from such offering and which remain after redemption of all shares of Series B Preferred Stock which are then outstanding to redeem the Series C Preferred Stock. This corporation shall effect the redemptions pursuant to this subsection 2.5(a) by paying in cash, in exchange for each share of Series C Preferred Stock to be redeemed, a sum equal to $1.00 per share of Series C Preferred Stock (as adjusted for any stock dividends, subdivisions, combinations or reclassifications with respect to such shares) plus all accrued but unpaid dividends on such share (the "Series C Redemption Price"). Any redemption effected pursuant to this subsection 2.5(a) or otherwise, including, without limitation, voluntary repurchases shall be made on a pro rata basis among the holders of the Series C Preferred Stock based upon the number of shares of Series C Preferred Stock held by each such holder in proportion to the total number of shares of Series C Preferred Stock then held by all such holders.

         (b) Except as provided in this subsection 2.5(b), each holder of Series C Preferred Stock to be redeemed pursuant to this Section 2.5 shall surrender to this corporation the certificate or certificates representing such shares, and thereupon the Series C Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date of any redemption under this Section 2.5, unless there shall have been a default in payment of the Series C Redemption Price, all rights of the holders of shares of Series C Preferred Stock designated for redemption (except the right to receive the Redemption Price upon surrender of their certificate or certificates, including, without limitation, the right to receive dividends thereon) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Upon consummation of any redemption of the Series C Preferred Stock, the shares which are redeemed shall be cancelled and shall not be reissuable by this corporation.

         2.6  Conversion. The Series C Preferred Stock shall have no rights to
              ----------
 convert into any other equity security of this Corporation.

         2.7 Voting Rights. The Series C Preferred Stock shall have no voting
             --------------
 rights other than those provided by law or in the Protective Provisions set forth below in Section 2.8.

         2.8  Protective Provisions
              ---------------------

         (a) So long as any shares of Series C Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

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

                 (i) amend this corporation's Articles of Incorporation to, or otherwise, alter or change the rights, preferences, privileges or restrictions of the shares of Series C Preferred Stock so as to affect adversely such shares.

         (b) If this corporation shall in any manner subdivide (by stock-split, stock dividend or otherwise) or combine (by reverse stock-split or otherwise) the outstanding shares of Series C Preferred Stock, the liquidation payment per share, the redemption price per share and the number of shares required to be redeemed shall be proportionately reduced or increased, as the case may be.

         IN WITNESS WHEREOF, this Statement of Designation has been signed by the undersigned on September 17, 1997.



                               /s/ LARRY E. REMBOLD
                               ------------------------------------------------
                               Larry E. Rembold, President and Chief
                               Executive Officer


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